Exhibit 7.1-----Letter re: Non-reliance

 Securities and Exchange Commission
 100 F Street, N.E.
 Washington, D.C.  20549-7561

 We have reviewed Strategic American Oil Corp's Form 8-K dated October 15, 2010 and are in agreement with management's determination that the financial statements included in the Company's Form 10-Q filings for the quarters ended October 31, 2009, March 31, 2010 and June 30, 2010, which were filed with the Securities and Exchange Commission, contain errors and should not be relied upon. We also agree with the Company's decision to amend and restate financial statements included in these filings.

 /s/MaloneBailey, LLP
 www.malonebailey.com
 Houston, Texas

 October 15, 2010